Exhibit 99.1

Regional Management Corp. Announces Exercise of Option to Purchase Additional Shares and Closing of

Secondary Offering

Greenville, South Carolina – December 10, 2013 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, announced today the closing of a secondary offering of its common stock, at a price of $31.00 per share, by: (i) Palladium Equity Partners III, L.P., an existing stockholder of the Company and an affiliate of Palladium Equity Partners; (ii) Parallel 2005 Equity Fund, LP, an existing stockholder of the Company and an affiliate of Parallel Investment Partners; (iii) entities affiliated with Richard A. Godley, a director, existing stockholder and founder of the Company; and (iv) C. Glynn Quattlebaum, President and Chief Operating Officer of the Company and an existing stockholder and founder of the Company. The total number of shares of common stock sold was 2,346,074, which includes 306,009 shares of common stock sold pursuant to the exercise of the underwriters’ over-allotment option. Regional Management did not receive any proceeds from the offering.

Stephens Inc. and Keefe, Bruyette & Woods, Inc. served as joint book-running managers for the offering, and FBR Capital Markets & Co. served as the co-manager.

A shelf registration statement (including a prospectus and prospectus supplement) relating to the offering of the shares of common stock has previously been filed with the Securities and Exchange Commission and has become effective. Copies of the prospectus and related prospectus supplement may be obtained by contacting either of the joint book-running managers or the co-manager at:

Stephens Inc. Attention: Syndicate 111 Center Street Little Rock, AR 72201 Toll Free: (800) 643-9691	Keefe, Bruyette & Woods, Inc. Equity Capital Markets 787 Seventh Avenue, 4th Floor New York, NY 10019 Toll Free: (800) 966-1559

FBR Capital Markets & Co.

Attention: Syndicate Prospectus Department

1001 Nineteenth Street North, Arlington, VA 22209

Telephone: 703-312-9500

Email: prospectuses@fbr.com

You may also obtain these documents free of charge by visiting the Securities and Exchange Commission’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico, and Georgia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, furniture and appliance retailers, and its consumer website.

Contacts:

Investor Relations

Garrett Edson, (203) 682-8331

Media Relations

Kim Paone, (646) 277-1216